Free Writing Prospectus to Preliminary Pricing Supplement No. 13,765

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 2, 2026; Filed pursuant to Rule 433

Morgan Stanley

Worst-of NDXT, RTY and SLV Jump Notes due February 28, 2030

This document provides a summary of the terms of the notes. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underliers:	Nasdaq-100® Technology Sector Index ℠ (NDXT), Russell 2000® Index (RTY) and iShares® Silver Trust (SLV)
Upside payment:	$350 to $400 per note (35% to 40% of the stated principal amount)
Upside threshold level:	90% of the initial level for each underlier
Pricing date:	February 24, 2026
Observation date:	February 25, 2030
Maturity date:	February 28, 2030
CUSIP:	61780EED5
Estimated value:	$942.70 per note, or within $45.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226006882/ms13765_424b2-04435.htm

1All payments are subject to our credit risk

Hypothetical Payment at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlier, which could be any underlier. The payoff diagram and table below illustrate the payment at maturity for a range of hypothetical performances of the worst performing underlier over the term of the notes.

The Worst Performing Underlier
The Notes
Stated Principal Amount + Upside Payment
Stated Principal Amount
Payment at Maturity per Note
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
% Change in Closing Level

% Change in Closing Level of the Worst Performing Underlier	Payment at Maturity per Note
+100.00%	$2,000.00
+80.00%	$1,800.00
+60.00%	$1,600.00
+35.00%	$1,350.00
+20.00%	$1,350.00*
0.00%	$1,350.00*
-10.00%	$1,350.00*
-11.00%	$1,000.00
-20.00%	$1,000.00
-40.00%	$1,000.00
-60.00%	$1,000.00
-80.00%	$1,000.00
-100.00%	$1,000.00
*Assumes an upside payment of $350 per note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Notes

●The notes may not pay more than the stated principal amount at maturity.

●The notes do not pay interest.

●The amount payable on the notes is not linked to the values of the underliers at any time other than the observation date.

●The market price of the notes may be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

●You may be required to recognize taxable income on the notes prior to maturity.

Risks Relating to the Underlier(s)

●Because your return on the notes will depend upon the performance of the underlier(s), the notes are subject to the following risk(s), as discussed in more detail in the accompanying product supplement.

oYou are exposed to the price risk of each underlier.

oBecause the notes are linked to the performance of the worst performing underlier, you are exposed to a greater risk of not receiving a positive return on the notes than if the notes were linked to just one underlier.

oAdjustments to an underlying index could adversely affect the value of the notes.

oInvestments linked to commodities are subject to sharp fluctuations in commodity prices.

oSingle commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally

oThe performance and market price of an underlying fund, particularly during periods of market volatility, may not correlate with the performance of its share underlying commodity or the net asset value per share of such underlying fund.

oThe anti-dilution adjustments the calculation agent is required to make do not cover every event that could affect an underlying fund.

oAdjustments to an underlying index could adversely affect the value of the notes.

●The notes are subject to risks associated with investments in securities with a concentration in the technology sector.

●The notes are subject to risks associated with small-capitalization companies.

●The notes are subject to risks associated with silver.

●There are risks relating to trading of commodities on the London Bullion Market Association.

●Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the value of the notes.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Notes–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the notes, and you should consult your tax adviser.